ANISE,L.L.C._________________________________________________
1001 Walnut, Kansas City, MO 64106 ~ (816) 877-0892

March 6, 2006

TO:	Our Fellow Boston Financial Qualified Housing Tax Credit Fund L.P. IV Limited Partners

We have previously sent you our offer to purchase your units for $172 per unit and we are still very interested in buying.

Please consider the following:

Arch Street VIII, Inc. (“Arch”) Conflict of Interest

Your current Managing General Partner, Arch, had no opinion and remained neutral on whether you should sell for $121 a unit in their letter to you on January 9, 2006. However, now that a group has been formed that wants to remove Arch as Managing General Partner, they tell you not to sell at a price that is 42% higher. Doesn’t this smell foul to you? Why, when we threatened to remove Arch as the Managing General Partner did it suddenly decide that our higher offer was not in your best interest? Did something else change in one month?

60 to 83% Loss on Your Initial Investment of $1,000 a unit

Arch’s Plan for the Partnership Does Not Maximize Your Value.
If you were an original investor in the Partnership, you invested $1,000 per unit over fifteen years ago. The current Managing General Partner has told you that it estimates you will only receive back between $172 to $402 per unit payable sometime over the next two years.

Based on Arch’s past actions (as described below), we have lost faith in the accuracy and trustworthiness of any statements made by the Managing General Partner. If you are tired of a General Partner who is only looking out for its own interests and if you do not want to wait up to two years or more to get your money, with no guarantee that you will be paid what they want you to believe you will receive, please tender your units to us. We will send you your money promptly after the expiration of our offer.

Forgotten Purpose

Arch now says the “Primary Purpose of our Partnership is obtaining Tax Credits.” However Section 2.3 of the Partnership Agreement provides, “The objectives and purposes of the Partnership shall be to Preserve and Protect the Partnerships Capital.” Now, 15 years later, Arch wants you to forget this purpose. After estimating a loss of 60 to 83% of your capital, we can see why they have forgotten this purpose.

The Current General Partners have not been accurate in reporting the affairs of the Partnership to you.

In the 2004 10-K, the General Partners disclosed that they had already entered into contracts to dispose of 10 of the 15 local limited partnership interests. The General Partners now claim they have only entered into five transactions. The Managing General Partner has never explained this “mistake”. How could they not know how many contracts they had negotiated?

In October 2005 the General Partners wrote to you that they were marketing the Leawood Manor property for sale. They indicated you could expect to receive a distribution in excess of $101 per unit. They did not disclose to you that their affiliate was a general partner of the Leawood partnership, and could receive a fee of up to $1 million from the sale. They only recently disclosed this significant fact to you.

In their just filed proxy materials, Arch disclosed that one of its affiliates is the general partner for Bentley Court. Arch specifically told you in the last 10K filing that the general partner of Leawood Manor was the only affiliate serving as a general partner of a local limited partnership.

We urge you to read the Offer to Purchase completely and to return your completed Agreement of Transfer and Letter of Transmittal promptly (blue form) in the envelope provided.

The offer is scheduled to expire on March 20, 2006. For answers to any questions you might have regarding these materials or our offer, or assistance in the procedures for accepting our offer and tendering your units, please contact us at (816) 877-0892.

March 6, 2006     Very truly yours,

Anise, L.L.C.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Purchaser, together with the other Participants (as defined below), has made a preliminary filing of a proxy statement with the SEC in connection with a consent solicitation (the "Preliminary Proxy Statement") to solicit votes to remove the Partnership's current general partners and to elect Everest Housing Management, LLC, a California limited liability company as the successor general partner.

THE PURCHASER ADVISES ALL UNIT HOLDERS OF THE PARTNERSHIP TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS, WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, THE ALTMAN GROUP, INC., AT ITS TOLL−FREE NUMBER: (800) 761-6532.

THE PARTICIPANTS IN THE PROXY SOLICITATION ARE PARK G.P., INC., EVEREST HOUSING MANAGEMENT, LLC, PACO DEVELOPMENT, L.L.C., ANISE, L.L.C., BOND PURCHASE, L.L.C., MCDOWELL INVESTMENTS, L.P. AND EVEREST HOUSING INVESTORS 2, LP (THE "PARTICIPANTS"). INFORMATION REGARDING THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THE SCHEDULE 13D JOINTLY FILED WITH THE SEC ON FEBRUARY 10, 2006, AND THE PRELIMINARY PROXY STATEMENT.